Exhibit 11.2

ELECTRA BATTERY MATERIALS CORPORATION

INSIDER TRADING POLICY

ADOPTED APRIL 8, 2022
(revised October 4, 2022)

This insider trading policy (this “Insider Trading Policy”) has been adopted by the board of directors (the “Board”) of Electra Battery Materials Corporation (the “Company”).

I.	PURPOSE

The Company is a publicly traded company and is subject to securities laws in the United States and Canada. The Board has implemented this Insider Trading Policy to prevent insider trading and tipping violations by people who have access to Material Information (as defined below) that is not available to the general public.

Any violation of this Insider Trading Policy or insider trading law can result in disciplinary action, including termination of employment with the Company, as well as legal consequences such as fines or imprisonment. Preventing insider trading and tipping keeps markets fair and ensures all investors have access to the same information.

It is the personal responsibility of each Company director, officer, employee, 10% shareholder (as defined below), director and officer of a 10% shareholder, and other personnel that the Company may determine should be subject to this Insider Trading Policy, such as contractors or consultants (“Other Personnel”) to comply with this Insider Trading Policy and all applicable securities laws when trading in the Company’s securities or the securities of companies with which the Company does business. If there is ever any conflict between this Insider Trading Policy and applicable securities laws, only the sections of this policy permitted by applicable law or regulation will apply.

II.	APPLICATION

Who does this Insider Trading Policy apply to?

This Insider Trading Policy applies to:

●

all Company directors, officers, employees, persons who beneficially own, directly or indirectly, more than 10% of the voting securities of the Company or who exercise control or direction over more than 10% of the votes attached to the voting securities of the Company (a “10% shareholder”), directors and officers of a 10% shareholder and Other Personnel (for the purpose of this policy, “insiders”);

●

any person or entity (such as a corporation, trust, partnership, investment fund, etc.) an insider controls, exercises substantial influence over, serves as a trustee or in a similar fiduciary capacity of or is otherwise involved with, in connection with securities trading or investment decisions; and

Electra Battery Materials Corporation
Insider Trading Policy

●	an insider’s spouse, partner, parents, children, dependents and other family members or roommates (all of the foregoing persons or entities collectively, “Covered Persons”).

●

Notwithstanding the foregoing, this Insider Trading Policy shall not apply to any entity that engages in the investment of securities in the ordinary course of business (e.g., investment fund or partnership) if such an entity has established its own insider trading controls and procedures in compliance with applicable securities laws.

What type of transactions does this Insider Trading Policy cover?

This Insider Trading Policy applies to all transactions in the Company’s securities, including the Company’s common shares, or any debt instruments, or puts, calls, options or other rights to purchase or sell the Company’s securities, or any security that is in any way tied to the Company’s share price (collectively, “Company Securities”). Every Covered Person is prohibited from insider trading or tipping as it relates to Company Securities.

This Insider Trading Policy also applies to non-public Material Information relating to other companies with which the Company does business, including partners and customers, as well as potential merger or acquisition candidates. For the purpose of this Insider Trading Policy, information about these companies should be treated in the same way as information directly related to the Company.

Every Company insider is prohibited from speculative or indirect trading in Company Securities – such as short sales, trading in puts, calls or options (not stock options granted by the Company) – or similar rights or obligations to buy or sell Company Securities, or the purchase of Company Securities with the intention of quickly reselling them.

Company insiders may not buy Company Securities on margin, and are prohibited from purchasing financial instruments designed to hedge or offset a decrease in the market value of Company Securities (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, and exchange funds). Insiders are also prohibited from using Company Securities as collateral for loans or in margin accounts.

A violation of insider trading and tipping laws can result in civil or criminal penalties not only for the person who trades while in possession of non-public Material Information, but also for anyone who tips or otherwise aids the person doing the trading.

III.	INSIDER TRADING

It is illegal for anyone to buy or sell shares or other securities, including the exercise of stock options or any other securities pursuant to any benefit plan or arrangement, of any reporting issuer (i.e., public company) at any time when a person is in possession of Material Information related to that issuer that has not yet been made publicly available. To do so would be insider trading.

Last Reviewed: October 4, 2022

Electra Battery Materials Corporation
Insider Trading Policy

IV.	TIPPING

Subject to limited defenses, such as disclosure made “in the necessary course of business,” it is illegal to share Material Information that has not yet been made public with another person (including friends and family members) because they may decide to buy or sell securities based on that information. It is illegal to make recommendations or express opinions to another person regarding trading in any securities (whether Company Securities or another issuer’s) on the basis of non-public Material Information. To do so would be tipping.

The “necessary course of business” generally means sharing information that is reasonably necessary in the course of the Company’s business with:

●	employees, officers and directors of the Company;

●	partners on issues such as research and development;

●	lenders, legal counsel, auditors, underwriters and financial or other professional advisors;

●	parties to negotiations;

●	government agencies and non-governmental regulators; or

●

credit rating agencies (provided that the information is disclosed for the purpose of assisting the agency to formulate a credit rating and the agency’s ratings generally are or will be publicly available).

If you are ever unsure of whether or not communications are reasonably necessary in the necessary course of business, speak to the Chief Financial Officer (the “Responsible Officer”).

V.	MATERIAL INFORMATION

Material Information means:

●	any fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of Company Securities;

●	information if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision;

●	information that would significantly alter the total mix of information available to investors;

●

material changes, meaning any change in the business, operations or capital of the Company that would reasonably be expected to have a significant effect on the market price or value of Company Securities; and

●	if the Board or executive team has made a decision to implement a change – even if the change has not yet occurred – the decision itself would be Material Information.

Last Reviewed: October 4, 2022

Electra Battery Materials Corporation
Insider Trading Policy

Either good or bad information may be Material Information. Some examples of information that may be considered to be Material Information are listed in Appendix “A” hereto.

What does it mean for Material Information to be publicly available?

Material Information about the Company should always be considered to be non-public unless the information has been widely distributed in a manner making it generally available to investors, such as when the Company has: (i) issued a press release or (ii) made a regulatory filing with Canadian provincial securities regulators and/or the U.S. Securities and Exchange Commission (“SEC”) about the information, and a reasonable period of time has passed for the markets to react to the information and investors have had time to buy or sell based on the information.

Material Information has to be distributed by the Company to be publicly available – the circulation of rumors, even if accurate and reported in the media (print, web, social), does not constitute effective public dissemination.

VI.	BLACKOUT PERIODS

In addition to the general prohibition against insider trading and tipping described above, the Company may, from time to time, impose blackout periods on some or all insiders, during which they cannot buy or sell Company Securities. If insiders receive a notice not to trade, they are prohibited from trading in Company Securities until they are notified by the Responsible Officer that the blackout period has ended. Insiders shall not advise others as to the existence of the blackout period.

Regular quarterly trading blackouts will apply during periods when financial statements are being prepared but results have not yet been publicly disclosed. The trading blackout commences at the close of trading 15 calendar days before public release of results (or on the preceding trading day if the 15 calendar days before public release of results is not a trading day) and ends on the commencement of trading on the Nasdaq Stock Market on the second trading day following the date of the public release of the Company’s quarterly earnings results. Provided that if a Covered Person obtains knowledge of any non-public Material Information in connection with the preparation of financial statements the blackout period will commence immediately at the time they obtain such knowledge.

Orders placed with a broker should be cancellable upon the start of any blackout period.

Covered Persons are never permitted to trade with knowledge of any non-public Material Information, regardless of whether or not there is a blackout period in effect.

Last Reviewed: October 4, 2022

Electra Battery Materials Corporation
Insider Trading Policy

VII.	CONSEQUENCES OF VIOLATION

The consequences of insider trading or tipping can be severe and may include civil penalties, fines and criminal sanctions. Insiders who violate this Insider Trading Policy will also be subject to disciplinary action by the Company, up to and including possible termination of employment or other relationship with the Company. In addition to these penalties, persons sanctioned for violations of securities laws may be limited from engaging in other types of business in the future. If an insider were even accused of securities law violations, it would have damaging effects on their reputation and the Company’s reputation.

Insiders may also be liable for improper trading by any person to whom the insider has disclosed non-public Material Information or to whom the insider has made recommendations or expressed opinions as to trading in Company Securities. Securities regulators have imposed large penalties even when the disclosing person did not profit from the trading. Securities regulators use sophisticated electronic surveillance techniques to uncover insider trading.

VIII.	REPORTING INSIDERS

SEDI Reporting. “Reporting Insiders” within the meaning of National Instrument 55-104 – Insider Reporting Requirements and Exemptions (including directors, executive officers and significant shareholders) are required under applicable Canadian securities legislation to report their trades of Company Securities on the System for Electronic Disclosure by Insiders, commonly known as “SEDI” (www.sedi.ca) in Canada. These reports are required within 5 (five) days of the trade. In addition, a Reporting Insider is required to file an insider trading report within 10 (ten) days after becoming a Reporting Insider, disclosing such person’s beneficial ownership of, or control or direction over Company Securities.

Rule 144. In addition, Reporting Insiders who sell Company Securities in the United States through the Nasdaq Stock Market must comply with the volume, manner of sale and notice requirements of Rule 144 under the U.S. Securities Act of 1933. Reporting Insiders who are considered “affiliates” of the Company under U.S. securities laws by virtue of reasons other than being a member of the board of directors or officer (e.g., the Reporting Insider is also a significant shareholder) must comply with additional requirements under U.S. federal securities laws in connection with sales of Company Securities, even if such sales take place outside the United States, and should consult legal counsel in advance of such sales.

Filings. Reporting Insiders are legally responsible for ensuring that they are in compliance with reporting requirements, however the Responsible Officer will, when asked, arrange to file the required insider reports with the securities regulatory authorities on behalf of the Reporting Insider. Such Reporting Insiders are responsible for ensuring the accuracy of any such reports. While the Company may assist a Reporting Insider to file required reports and forms and to comply with applicable resale restrictions, the Reporting Insider has the ultimate responsibility for complying with applicable securities laws in connection with his, her or its sale of Company Securities.

Reporting Insiders are required to promptly provide a copy of any insider trading reports to the Responsible Officer so that the Company may update its records.

Last Reviewed: October 4, 2022

Electra Battery Materials Corporation
Insider Trading Policy

IX.	AUTOMATIC SECURITIES DISPOSITION PLANS

An automatic securities disposition plan (“ASDP”) is a plan established by an insider with a broker while the insider is not in possession of any non-public Material Information and not subject to a blackout period, to allow for exercises of options or dispositions in accordance with pre-arranged instructions, which can then occur even if the insider would not otherwise be allowed to trade.

The Board has approved in principle the adoption by insiders of ASDPs and the Company will participate in the establishment of ASDPs in accordance with this Insider Trading Policy as long as an ASDP complies with all applicable Canadian and U.S. securities laws. See Appendix “B” hereto for more detail on ASDPs.

X.	LEGAL CAUTION

This Insider Trading Policy is only a general framework and should be viewed as the minimum standard for compliance with insider trading laws. Every insider has the ultimate responsibility for complying with insider trading laws. Questions about this Insider Trading Policy may be directed to the Responsible Officer.

The Board may, from time to time, permit departures from the terms hereof, either prospectively or retrospectively, and no provision contained herein is intended to give rise to civil liability to shareholders, competitors, employees or other persons, or to any other liability whatsoever.

Last Reviewed: October 4, 2022

Electra Battery Materials Corporation
Insider Trading Policy

APPENDIX “A”

The following are examples of the types of events or information that may be Material Information. This list is not exhaustive and is not a substitute for companies exercising their own judgment in making materiality determinations. In making materiality judgments, it is necessary to take into account a number of factors that cannot be captured in a single bright-line standard or test.

Changes in Corporate Structure

●	changes in share ownership that may affect control of the Company

●	major reorganizations, amalgamations or mergers

●	take-over bids, issuer bids or insider bids

Changes in Capital Structure

●	the public or private sale of additional securities

●	planned repurchases or redemptions of securities

●	planned splits of shares or offerings of warrants or rights to buy shares

●	any share consolidation, share exchange or stock dividend

●	the possible initiation of a proxy fight

●	material modifications to rights of security holders

Changes in Financial Results

●	a significant increase or decrease in earnings

●	unexpected changes in the financial results for any periods

●	shifts in financial circumstances, such as cash flow reductions, major asset write-offs or write-downs

●	changes in the value or composition of the Company’s assets

●	any material change in the Company’s accounting policy

Changes in Business and Operations

●	any development that affects the Company’s research, products or markets

●	a significant change in capital investment plans or corporate objectives

●	government inspections

●	significant new contracts, products or patents or significant losses of contracts or business

Last Reviewed: October 4, 2022

Electra Battery Materials Corporation
Insider Trading Policy

●	changes to the board of directors or executive management

●	the commencement of, or developments in, material legal proceedings or regulatory matters

●	waivers of corporate ethics and conduct rules for directors, officers and other key employees

●	any notice that reliance on a prior audit is no longer permissible

●	de-listing of the Company’s securities or their movement from one quotation system or exchange to another

●	a cybersecurity incident or risk that may adversely impact the Company’s business, reputation or share value

Transactions

●	significant acquisitions or dispositions of assets, property or joint venture interest

●	acquisitions of other companies, including a take-over bid, or merger with, another company

●

partnerships and collaborations; research or development agreements; in-licensing or out-licensing of products or product candidates; marketing, co-marketing and co-promotion agreements; acquisitions or other business combinations and strategic equity investments

Changes in Credit Arrangements

●	the borrowing or lending of a significant amount of money

●	any mortgaging or encumbering of the Company’s assets

●	defaults under debt obligations, agreements to restructure debt or planned enforcement procedures by a bank or any other creditors

●	changes in rating agency decisions

●	significant new credit arrangements

Last Reviewed: October 4, 2022

Electra Battery Materials Corporation
Insider Trading Policy

APPENDIX “B”

An insider wishing to set up an ASDP must provide to the Responsible Officer:

●	a draft of the ASDP;

●	a schedule of planned exercises of options or dispositions; and

●

a certification that (i) he or she is not then in possession of non-public Material Information, and (ii) the insider is entering into the ASDP in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1(c), Section 76 of the Securities Act (Ontario) or other applicable securities laws.

In determining whether to clear the adoption of an ASDP by an insider, the Responsible Officer will consider whether the ASDP complies with the following guidelines:

1.

Operation of an ASDP: an insider must demonstrate that he or she (i) does not have decision-making ability over trading governed by the ASDP and (ii) cannot make “discrete investment decisions” through the ASDP.

2.

Timing for Adopting an ASDP: an ASDP may not be adopted, amended or terminated during a blackout period or during a time an insider is in possession of non-public Material Information. The insider will be required to provide their broker with a certificate from the Company confirming that the Company is aware of the ASDP and that, to the best of its knowledge, the insider is not in possession of any non-public Material Information.

3.

Simplicity: the trading parameters and instructions should be set out in the written ASDP document. Insiders should avoid complex sales formulae that may be hard to apply, misinterpreted or that may require the broker under the ASDP to seek guidance from the insider. The ASDP must prohibit the broker from consulting with the insider regarding any sales under the plan, and must prohibit the insider from disclosing information to the broker concerning the Company that might influence the broker’s execution of the ASDP.

4.

Modification and Termination: the ASDP must contain “meaningful restrictions” on the ability of the insider to vary, suspend or terminate the ASDP so that the insider cannot profit from material undisclosed information by deciding to vary, suspend or terminate the ASDP.

5.

Other Best Practices: The Responsible Officer may also consider such other “best practices” as they exist at the time with respect to ASDPs, and may impose such additional requirements, or grant such exceptions, as they determine are necessary or appropriate.

The Responsible Officer, in consultation with executive management of the Company, may determine that the Company must disclose the creation of the ASDP at the time it is put into place. Insider trading reports are required for each trade under a reporting insider’s ASDP, unless an exemption applies.

Last Reviewed: October 4, 2022

Electra Battery Materials Corporation
Insider Trading Policy

Following the adoption of the ASDP, the insider may not vary, suspend or terminate the ASDP unless: (i) pre-clearance is obtained from the Responsible Officer; (ii) the insider certifies to the Responsible Officer that: (A) he or she is not then in possession of non-public Material Information, and (B) the insider is modifying or terminating the ASDP in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1(c), Section 76 of the Securities Act (Ontario) or other applicable securities laws; and (iii) if the insider is a Reporting Insider, such insider notifies the public via a SEDI filing (or other filing agreed to by the Responsible Officer) of the variance, suspension or termination. No such variance, suspension or termination may occur during a blackout period. In pre-clearing the adoption, modification or termination of an ASDP by an insider, the Company shall not be responsible for determining whether such ASDP is in compliance with the provisions of applicable securities laws.

Compliance with applicable securities laws is the responsibility of the insider. Insiders should consult with their own legal advisors before adopting an ASDP.

Last Reviewed: October 4, 2022